EXHIBIT 99.1

The Joint Corp. Reports Second Quarter 2017 Financial Results

Revenue Increased 21% to $6.0 Million Compared to Prior Year Period

 Added 11 New Franchised Clinics in Second Quarter

Reaffirmed 2017 Guidance

Matthew E. Rubel Appointed Lead Director

SCOTTSDALE, Ariz., Aug. 10, 2017 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ:JYNT), a national operator, manager and franchisor of chiropractic clinics, today reported results for the quarter ended June 30, 2017.

Second Quarter 2017 Financial Highlights

  Revenue increased 21% in the second quarter to $6.0 million, up from $5.0 million in the prior year second quarter
  System-wide comp sales1 were 19%
  Net loss improved 69% compared to the same quarter last year to ($1.0) million
  Adjusted EBITDA was ($0.3) million in the second quarter, an 82% improvement compared to ($2.0) million in the same quarter last year
  Added 11 new franchised clinics, ending the second quarter of 2017 with 383 total clinics in operation, a net increase of 42 clinics from June 30, 2016

“Positive trends continued throughout our operations during the second quarter,” said Peter D. Holt, president and chief executive officer of The Joint Corp. “Our revenue grew by 21%, we experienced our sixth consecutive quarterly improvement in Adjusted EBITDA, and our cash balance improved on a sequential quarter to quarter basis. We made further progress on our growth goals with the opening of 11 new franchises in the second quarter. Additionally, we sold two new regional developer licenses, and continued improvement in the operating performance of our company clinics, all of which positions us for accelerated growth.”

Holt added, “System-wide comp sales were up 19%, which reflects the growing market acceptance of our chiropractic services. For the remainder of the year, we are focused on achieving company-wide profitability and expanding our franchise network by adding 50 to 60 new franchised clinics in 2017.”

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1 Comp sales refers to the amount of sales a clinic generates in the most recent accounting period, compared to sales in the comparable period of the prior year, and (i) includes sales only from clinics that have been open at least 13 full months and (ii) excludes any clinics that have closed.

Second Quarter 2017 Financial Results

Revenue for the second quarter of 2017 increased 21% to $6.0 million from $5.0 million in the second quarter of 2016 due primarily to the net increase of 56 franchised clinics and increasing sales in our existing company-owned or managed clinics since June 30, 2016.

Cost of revenue in the second quarter of 2017 increased 6% compared to the second quarter of 2016 due primarily to higher regional developer royalties from increased sales of franchises.

Selling and marketing expenses decreased by 10% to $1.1 million in the second quarter of 2017, compared to $1.2 million in the same period last year due primarily to 14 fewer corporate clinics in the second quarter of 2017 compared to the same period last year.

General and administrative expenses decreased to $4.7 million in the second quarter of 2017, compared to $5.6 million in the second quarter of 2016 due to lower payroll and occupancy costs from 14 fewer corporate clinics in the second quarter of 2017 compared to the second quarter of 2016. In addition, the second quarter of 2016 was negatively impacted by a $0.3 million charge related to halting greenfield clinic development.

Total depreciation and amortization expense decreased for the second quarter of 2017, compared to the prior year quarter due to the aforementioned 14 fewer clinics in the 2017 second quarter compared to the same quarter last year.

Net loss in the second quarter of 2017 was ($1.0) million, or ($0.08) per share, compared to a net loss of ($3.3) million, or ($0.26) per share, in the same period last year.

Adjusted EBITDA (a non-GAAP measure) in the second quarter of 2017 was ($0.3) million, an 82% improvement compared to ($2.0) million in the same quarter last year.

As of June 30, 2017, cash and cash equivalents were $3.0 million, compared to $3.0 million at December 31, 2016.  Pursuant to the terms of our credit agreement, during the first quarter of 2017, we borrowed a required $1.0 million on our line of credit, which remains unused as part of cash and cash equivalents on our balance sheet as of June 30, 2017.

Effective August 8, 2017, newly elected board member Matthew E. Rubel was appointed Lead Director of The Joint Corp. Rubel brings extensive C-suite and public company board experience to The Joint Corp., and most recently served as chief executive officer, president and board member of Varsity Brands, Inc. From 2005 to 2011 he served as chief executive officer and president of Collective Brands, Inc. Rubel succeeds Ronald V. DaVella as Lead Director who will remain on the Company’s board of directors and remain chairperson of the Company’s audit committee.

2017 Financial Guidance

For full year 2017, we are reiterating our guidance set forth below:

  Total revenues in the range of $22 million to $24 million
  Adjusted EBITDA in the range of ($1.5) million to ($0.5) million
  Net new franchised clinic openings in the range of 50 to 60

Conference Call

The Joint Corp. management will host a conference call at 5:00 p.m. ET on Thursday, August 10, 2017, to discuss the second quarter 2017 results. The conference call may be accessed by dialing 765-507-2604 or 844-464-3931, and referencing 41541211. A live webcast of the conference call will also be available on the investor relations section of the Company’s website at www.thejoint.com. An audio replay will be available two hours after the conclusion of the call through August 17, 2017. The replay can be accessed by dialing 404-537-3406 or 855-859-2056. The passcode for the replay is 41541211.

Non-GAAP Financial Information

This earnings release includes a presentation of EBITDA and Adjusted EBITDA which are non-GAAP financial measures. These are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the Company’s underlying operating performance and operating trends. Reconciliation of net loss to EBITDA and Adjusted EBITDA is presented in the table below. The Company defines Adjusted EBITDA as EBITDA before acquisition-related expenses, bargain purchase gain, loss on disposition or impairment, and stock-based compensation expenses. The Company defines EBITDA as net income (loss) before net interest, tax expense, depreciation, and amortization expenses.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our failure to develop or acquire corporate clinics as rapidly as we intend, our failure to profitably operate corporate clinics, and the factors described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp. (NASDAQ:JYNT)

Based in Scottsdale, Arizona, The Joint is an emerging growth company that is reinventing chiropractic by making quality care convenient and affordable for patients seeking pain relief and ongoing wellness. Its no-appointment policy and convenient hours and locations make care more accessible, and affordable membership plans and packages eliminate the need for insurance. With nearly 400 clinics nationwide and more than 4 million patient visits annually, The Joint is a key leader in the chiropractic profession. For more information, visit www.thejoint.com or follow the brand on Twitter, Facebook, YouTube and LinkedIn.

Business Structure

The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, Florida, Illinois, Kansas, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Tennessee and Washington, The Joint and its franchisees provide management services to affiliated professional chiropractic practices.

THE JOINT CORP. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2017	2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$3,046,777	$3,009,864
Restricted cash	280,414	334,394
Accounts receivable, net	1,135,574	1,021,733
Income taxes receivable	3,054	42,014
Notes receivable - current portion	53,475	40,826
Deferred franchise costs - current portion	516,981	748,300
Prepaid expenses and other current assets	557,246	499,525
Total current assets	5,593,521	5,696,656
Property and equipment, net	4,071,501	4,724,706
Notes receivable, net of current portion	148,525	-
Deferred franchise costs, net of current portion	887,900	836,350
Intangible assets, net	2,017,169	2,338,922
Goodwill	2,750,338	2,750,338
Deposits and other assets	657,202	707,889
Total assets	$16,126,156	$17,054,861

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$971,326	$1,054,946
Accrued expenses	267,425	299,997
Co-op funds liability	82,583	73,246
Payroll liabilities	609,544	750,421
Notes payable - current portion	100,000	331,500
Deferred rent - current portion	146,618	215,450
Deferred revenue - current portion	2,360,516	3,077,430
Other current liabilities	52,071	60,894
Total current liabilities	4,590,083	5,863,884
Revolving credit - notes payable	1,000,000	-
Deferred rent, net of current portion	875,845	1,400,790
Deferred revenue, net of current portion	3,876,388	2,231,712
Deferred tax liability	176,032	120,700
Other liabilities	1,030,003	512,362
Total liabilities	11,548,351	10,129,448
Commitments and contingencies
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000
shares authorized, 0 issued and outstanding, as of June 30, 2017,
and December 31, 2016	-	-
Common stock, $0.001 par value; 20,000,000 shares
authorized, 13,461,044 shares issued and 13,164,540 shares outstanding as of June 30, 2017 and 13,317,393 shares issued and 13,020,889
outstanding as of December 31, 2016	13,461	13,317
Additional paid-in capital	36,709,063	36,398,588
Treasury stock, at cost, 296,504 shares as of June 30, 2017
and December 31, 2016	(503,118)	(503,118)
Accumulated deficit	(31,641,601)	(28,983,374)
Total stockholders' equity	4,577,805	6,925,413
Total liabilities and stockholders' equity	$16,126,156	$17,054,861

THE JOINT CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Revenues and management fees from company clinics	$2,707,458	$2,137,252	$5,223,059	$3,795,805
Royalty fees	1,854,087	1,428,548	3,560,160	2,797,379
Franchise fees	357,600	524,209	807,100	1,039,009
Advertising fund revenue	621,578	356,580	1,220,014	622,301
IT related income and software fees	282,525	229,400	549,538	450,534
Regional developer fees	119,733	225,080	196,629	372,617
Other revenues	71,827	72,972	132,165	161,432
Total revenues	6,014,808	4,974,041	11,688,665	9,239,077
Cost of revenues:
Franchise cost of revenues	704,767	668,851	1,388,010	1,363,586
IT cost of revenues	65,452	58,888	124,313	104,116
Total cost of revenues	770,219	727,739	1,512,323	1,467,702
Selling and marketing expenses	1,058,224	1,174,178	2,016,930	1,912,861
Depreciation and amortization	503,226	637,115	1,081,212	1,212,659
General and administrative expenses	4,667,688	5,621,771	9,231,768	11,313,826
Total selling, general and administrative expenses	6,229,138	7,433,064	12,329,910	14,439,346
Loss on disposition or impairment	-	-	417,971	-
Loss from operations	(984,549)	(3,186,762)	(2,571,539)	(6,667,971)

Other (expense) income, net	(24,030)	(1,150)	(43,496)	(677)
Loss before income tax expense	(1,008,579)	(3,187,912)	(2,615,035)	(6,668,648)

Income tax expense	(2,583)	(73,470)	(43,192)	(117,867)

Net loss and comprehensive loss	$(1,011,162)	$(3,261,382)	$(2,658,227)	$(6,786,515)

Loss per share:
Basic and diluted loss per share	$(0.08)	$(0.26)	$(0.20)	$(0.54)

Basic and diluted weighted average shares	13,127,255	12,672,974	13,085,159	12,620,438

Non-GAAP Financial Data:
Net income (loss)	$(1,011,162)	$(3,261,382)	$(2,658,227)	$(6,786,515)
Interest expense	25,000	4,225	50,000	8,676
Depreciation and amoritzation expense	503,226	637,115	1,081,212	1,212,659
Tax expense (benefit) penalties and interest	2,583	73,470	43,192	117,867
EBITDA	$(480,353)	$(2,546,572)	$(1,483,823)	$(5,447,313)
Stock compensation expense	132,056	559,726	227,121	757,394
Acquisition related expenses	492	18,958	13,142	49,818
Loss on disposition or impairment	-	-	417,971	-
Adjusted EBITDA	$(347,806)	$(1,967,889)	$(825,590)	$(4,640,100)

 The above table represents the reconciliation of net income (loss) to Adjusted EBITDA for the three and six month periods ended June 30, 2017 and 2016.

THE JOINT CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
	2017	2016
Net loss	$(2,658,227)	$(6,786,515)
Adjustments to reconcile net loss to net cash	1,695,104	1,636,564
Changes in operating assets and liabilities	228,466	(2,905,287)
Net cash used in operating activities	(734,657)	(8,055,238)
Net cash used in investing activities	(80,428)	(2,465,949)
Net cash provided by (used in) financing activities	851,998	(152,900)
Net increase (decrease) in cash	$36,913	$(10,674,087)

Investor Contact:
Peter Vozzo
peter.vozzo@westwicke.com
443-213-0505